UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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TCP CAPITAL CORP.

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DIVERSIFIED INVESTMENT PORTFOLIO

TCP Capital Corp. [NASDAQ TCPC] is a specialty finance company focused on lending to performing, middle-market companies with established market positions, differentiated products and services and sustainable competitive advantages.

Throughout 2013, we invested a total of $471 million across 34 new and 10 existing portfolio companies, growing our diversified investment portfolio to 67 companies from 54 companies. Despite tightening spreads that affected the BDC industry, we maintained our portfolio yield.

With over 70% of our debt portfolio in floating rate assets, we are well positioned for an eventual rise in interest rates. Furthermore, our credit quality remained strong in 2013. We ended the year with no debt investments on non-accural status.

PORTFOLIO

FAIR VALUE

$766 million

PORTFOLIO IN

DEBT INVESTMENTS

95%

AVERAGE

EFFECTIVE YIELD*

10.9%

DEBT INVESTMENTS
WITH FLOATING RATE

71%

*Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.

BDC STOCK INDEX OUTPERFORMANCE

Our 2013 net investment income, net of incentive fees and taxes, was $1.63, which out-earned our dividend run rate by 19 cents. This allowed us to increase our dividend, issue two special dividends, and deliver a total return to our shareholders in excess of 24 percent.

DIVIDENDS	PRICE APPRECIATION	TOTAL
10.6%	14.2%	24.8%

TCP Capital Corp. (NASDAQ: TCPC)
Wells Fargo Business Development Company Index

Data as of Dec. 31, 2013

DEAR FELLOW SHAREHOLDERS:

We are proud to report TCP Capital Corp.’s 2013 results. Our second year as a public company was marked by strong financial performance, increased dividends, balance sheet growth and improved financial flexibility.

We believe that TCP Capital is well positioned to be a leader among Business Development Companies (BDCs) by virtue of our significant accomplishments together with the strong reputation of our external manager. As we continue to enhance our position in the industry, we are focused on achieving high-risk adjusted returns while preserving capital.

2013 IN REVIEW

Our total assets grew 46% to $803 million at December 31, 2013 from the end of the prior year, and net asset value per share increased 47 cents to $15.18. We reported earnings per share of $1.91 for the fiscal year ended December 31, 2013, a significant increase over our earnings of $1.21 per share in 2012. Our net investment income per share, net of incentive fees and taxes, was $1.63, which out-earned our dividend run rate by 19 cents. This allowed us to increase our dividend, issue two special dividends, and deliver a total return to our shareholders in excess of 24 percent. Since our IPO in April 2012, our shareholders have received aggregate dividends of $2.62 per share, which represents an annualized yield of 10.5% based on our IPO price of $14.75.

Throughout 2013, we invested a total of $471 million across 34 new and 10 existing portfolio companies. Our diversified investment portfolio of 67 companies increased to $766 million at fair value as of December 31, 2013, up from $518 million at the end of the previous year, and had an average effective yield at year end of 10.9%.

At year end, approximately 95% of the portfolio was invested in debt securities, 98% of which were senior secured debt. And with over 70% of our debt portfolio in floating rate assets, we are well positioned for an eventual rise in interest rates. Despite tightening spreads that affected the BDC industry, we maintained our portfolio yield. Furthermore, our credit quality remained strong, with no debt investments on non-accrual status at year end.

We enhanced our growth through three follow-on stock offerings – executed at consecutively higher prices per share and, in all cases, at a premium to our net asset value – for gross proceeds of $233 million. These follow-on offerings have expanded our shareholder base considerably and bolstered our visibility on Wall Street.

We also significantly improved our financing capability by securing a credit facility with Deutsche Bank, which was expanded to a total commitment of $150 million and extended to mature in 2017. The interest rate on this facility was reduced to LIBOR plus 2.5%, and the facility includes an accordion feature, which was increased to up to $200 million.[1] In addition, we extended the maturity of our pre-existing revolving credit facility with Wells Fargo from July 31, 2014 to July 31, 2016.

TCP Capital closed the year with a strong liquidity position of $133 million, comprised of $121 million of available leverage and $12 million of cash and cash equivalents net of outstanding commitments. Net combined leverage at year end was 0.4x common equity. The combination of our successful capital raising, access to credit and available liquidity gives TCP Capital a strong and flexible platform to grow our investment portfolio in 2014.

Our second year as a public company was marked by strong financial performance, increased dividends, balance sheet growth and improved financial flexibility.

Howard Levkowitz

Chairman of the Board

& Chief Executive Officer

1 Subject to certain minimum borrowing requirements.

LOOKING AHEAD

As we proceed through 2014 and beyond, we anticipate continued strong demand for capital from middle market companies. Commercial bank lending to middle-market businesses is still curtailed by a more restrictive regulatory environment. The restrictions have created a unique opportunity for non-bank lenders such as TCP Capital to fill the lending void by deploying much-needed capital to businesses that have unique financing needs that are not met though conventional channels.

Our loans play a crucial role in sustaining businesses by providing flexible capital for growth and other purposes, which creates new jobs. Our focus will remain on evaluat-ing lending opportunities that meet our disciplined investment criteria and optimizing our portfolio while maintaining strong credit quality. Near term, we see a healthy pipeline of deal flow across a variety of sectors and we are optimistic about the future.

STRONG COMPETITIVE ADVANTAGES

We believe that TCP Capital is uniquely qualified to capitalize on new opportunities in middle market lending. We have significant scale and depth in our origination and servicing platform and a highly experienced team to identify investment opportunities and to play an integral role in structuring and investing in complex opportunities.

Our investment advisor, Tennenbaum Capital Partners, LLC, gives us access to its 18-year experience in the middle market, deep resources and an extensive network for sourcing deals. This tremendous competitive advantage was also augmented by adding a number of new deal sponsors in the past year, which further enhances the scale and depth of our origination and servicing platform.

Finally, our low cost of capital and diverse funding sources are strong competitive advantages for TCP Capital. At December 31, 2013, our weighted average cost of leverage was 1.4%, significantly below the average for BDCs.

ALIGNED WITH OUR SHAREHOLDERS

With conservative origination income recognition practices and the lowest fee structure in the BDC sector, we have demonstrated that our interests are closely aligned with our shareholders. We have also voluntarily locked up our own personal pre-IPO holdings in TCP Capital of approximately $10 million for three years from the IPO. Members of both management and the Board of Directors have purchased shares in the open-market on several occasions as well. Together, we will mutually benefit from highly selective and diversified investments that deliver strong risk-adjusted returns over time while preserving capital.

In closing, 2013 was a great year and we are proud of our accomplishments. We have a disciplined strategy, deep resources and a great team which is enthusiastic about continuing to provide unique financing solutions to our borrowers and strong results to our shareholders.

On behalf of our Board of Directors and colleagues, thank you for your support and confidence in TCP Capital.

Sincerely,

Howard Levkowitz

Chairman of the Board & Chief Executive Officer, TCP Capital

Managing Partner, Tennenbaum Capital Partners

ANNUALIZED DIVIDEND YIELD SINCE IPO 10.5% NET ASSET VALUE PER SHARE $15.18

BOARD OF DIRECTORS

Howard M. Levkowitz

Chairman of the Board & Chief Executive Officer, TCP Capital Corp.

Managing Partner, Tennenbaum Capital Partners, LLC (“Tennenbaum”)

Rajneesh Vig

President & Chief Operating Officer, TCP Capital

Managing Partner, Tennenbaum

Eric J. Draut

Director

Franklin R. Johnson

Director

Peter E. Schwab

Director

MANAGEMENT

Howard M. Levkowitz

Chairman of the Board & Chief Executive Officer, TCP Capital

Managing Partner, Tennenbaum

Rajneesh Vig

President & Chief Operating Officer, TCP Capital

Managing Partner, Tennenbaum

Paul L. Davis

Chief Financial Officer, TCP Capital

Chief Financial Officer, Tennenbaum

Elizabeth Greenwood

Secretary & Chief Compliance Officer, TCP Capital

General Counsel & Chief Compliance Officer, Tennenbaum

Erik L. Cuellar

Controller, TCP Capital

Investment Company Controller, Tennenbaum

INVESTMENT COMMITTEE

Mark K. Holdsworth

Managing Partner, Tennenbaum

Michael E. Leitner

Managing Partner, Tennenbaum

Howard M. Levkowitz

Chairman of the Board & Chief Executive Officer, TCP Capital

Managing Partner, Tennenbaum

Philip Tseng

Managing Partner, Tennenbaum

Rajneesh Vig

President & Chief Operating Officer, TCP Capital

Managing Partner, Tennenbaum

ANNUAL MEETING OF STOCKHOLDERS

TCP Capital Corp.’s shareholders are invited to attend our 2014
Annual Meeting of Shareholders, which will be held on May 15, 2014 at 9:00 a.m. Pacific Time. The meeting will be held at the DoubleTree
Suites, 1707 Fourth Street, Santa Monica, California 90401-3310.

CORPORATE HEADQUARTERS

TCP Capital Corp.

2951 28th Street, Suite 1000

Santa Monica, CA 90405

Telephone: (310) 566-1094

www.tcpcapital.com

INVESTOR AND MEDIA CONTACT

Jessica Ekeberg, Global Investor Relations

Telephone: (310) 566-1094

Email: investor.relations@tcpcapital.com

STOCK EXCHANGE

TCP Capital Corp.’s common stock is listed on the NASDAQ Global

Select Market under the symbol “TCPC”.

TRANSFER AGENT

Wells Fargo Shareowner Services

Telephone: (800) 468-9716

Outside the U.S.: (651) 450-4064

Fax: (651) 554-3863

www.shareowneronline.com

Forward-Looking Statements: Certain statements herein that are neither reported financial results nor other historical information are forward-looking statements. We have based the forward-looking statements included in this report on information available to us on the date of this report, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC.